Issuer Free Writing Prospectus
Dated September 15, 2010
Filed Pursuant to Rule 433
Registration Statement No. 333-167421

Northfield Bancorp, Inc. Investor Presentation John W. Alexander - Chairman, President & CEO Steven M. Klein - Chief Financial Officer Kenneth J. Doherty - Chief Lending Officer NASDAQ Global Select: NFBK September 2010

Forward-looking Statements and Associated Risk Factors; Additional Information Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995 This presentation may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base or in the financial or operating performances of our customers' businesses; changes in the demand for our deposit, loan, and investment products and other financial services in the markets we serve; changes in deposit flows and wholesale borrowing facilities; changes in our credit ratings or in our ability to access the capital markets; changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; our ability to retain key members of management; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, those pertaining to banking, securities, taxation, rent regulation and housing, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board of Governors; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to our Prospectus dated August 9, 2010 and our prospectus supplement dated September 15, 2010, on file with the U.S. Securities and Exchange Commission (the "SEC"). Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this presentation. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Northfield Bancorp, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and in that registration statement and other documents Northfield Bancorp, Inc. has filed with the SEC for more complete information about Northfield Bancorp, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Northfield Bancorp, Inc., or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-805-4128.

Offering Summary Issuer: Transaction Structure: Price per Share: Shares Offered: Pro Forma Shares Outstanding: Exchange Ratio for Current Shares: Gross Proceeds: Exchange/Symbol: Book-Running Manager: Maximum Order Limit: Northfield Bancorp, Inc. (Delaware) Second-Step Conversion $10.00 26,350,000 (minimum) to 35,650,000 (maximum) 46,559,164 (minimum) to 62,991,810 (maximum) 1.0693 to 1.4467 (minimum to maximum) $263.5 million (minimum) to $356.5 million (maximum) NASDAQ Global Select Market / NFBK Sandler O'Neill + Partners, L.P. 5% of the Offering Co-Manager: Keefe Bruyette & Woods, Inc.

Valuation Range (1) Based upon the offer price of $10.00 per share (2) As of March 31, 2010. Per share value based upon total pro forma shares outstanding. Excludes intangibles of $16.318 million

Overview of Northfield Bancorp, Inc. $2.2 billion asset bank located in metropolitan New York market(1) Traditional community banking business model 19 full service banking locations: Staten Island (12), Brooklyn (1), and New Jersey (6) Wide range of financial products and services Senior managers each have over 20 years banking experience West Brighton Branch Office • 519 Forest Avenue • Staten Island, NY At June 30, 2010

Retail Franchise Staten Island Franchise Largest locally-based institution Ranked #5 in deposit market share $832 million (75%) of NFBK's total deposits(1) Average branch size - $75.6 million(1) At 10.8%, Staten Island is fastest growing borough in New York City and one of the fastest growing counties in New York State(2) (1) Data as of June 30, 2009. Does not reflect opening of the 1158 Hylan Blvd branch in July 2010 (2) Source: New York City Department of City Planning; period of measurement between April 2000 and July 2009 Source-SNL Financial Deposit Market Share Summary Existing branch Future branch

Retail Franchise New Jersey Franchise Acquired Liberty Bank in 2002 6 branches and $297 million in deposits as of June 30, 2010 Increased deposits 53% in last 3 years Corporate headquarters moved to Woodbridge, NJ Brooklyn Franchise De novo branch opened in 2007 $50 million in deposits as of June 30, 2010 Opening 4 new branches within the next 18 months Densely populated market 2010 population, 2.6 million(1) Average size of competitors' branches in market: $97.1 million (1) Source-SNL Financial Existing branch Future branch

Conservative Balance Sheet Composition 2003 2004 2005 2006 2007 2008 2009 June 2010 Loans held-for-investment 282585 320691 387467 409189 424329 589984 729269 772909 Securities 1029222 1071002 900665 741934 825708 974562 1141946 1311072 Cash and Deposits 65855 94507 38578 65824 49588 103781 42544 28862 Other 89093 80364 81852 77800 87293 89434 88515 95322 16.5% CAGR (dollars in thousands) CAGR represents growth between December 31, 2006 and June 30, 2010

Tangible Equity / Assets (Holding Company, Consolidated) Tier 1 Risk-Based Capital / Assets (Bank Only) Total Risk-Based Capital / Assets (Bank Only) Current 18.11 27.31 28.59 Pro Forma1 27.6 38.41 39.66 Well-Capitalized: 6% Well-Capitalized: 10% Strong Capital Ratios (1) Represents the midpoint of offering; pro forma as of March 31, 2010

Grow the current franchise organically Increase loans and deposits De novo branch expansion Deploy capital prudently Acquisitions Dividends and repurchases Maintain focus on risk Improve loan quality Manage interest rate risk Continue disciplined expense management Business Strategy

Eliminates uncertainties associated with the MHC structure Positions the company to better take advantage of future mergers and acquisitions Improves the liquidity of NFBK common stock Transaction Rationale

Commercial Mortgage Multifamily One- to Four-Family Construction & Land Home Equity C&I Other Insurance Premium 6/30/2010 339321 211388 85871 36703 30598 16884 1716 49657 Overview of Loan Portfolio As of June 30, 2010 Diversified portfolio Primarily shorter-term or adjustable rate

Overview of Loan Portfolio 2005 2006 2007 2008 2009 June 2010 Northfield 165657 207680 243902 289123 327802 339321 Commercial Real Estate 2005 2006 2007 2008 2009 June 2010 Northfield 14105 13276 14164 108534 178401 211388 Multifamily Adjusted lending focus in recognition of economic environment Going forward: Focus on multifamily Return to commercial real estate lending as economic environment improves

(1) As of March 31, 2010 (dollars in thousands) Commercial Real Estate Portfolio Commercial Real Estate(1) - $332,427 Office Buildings Manufacturing Accommodations Retail Restaurant School/Daycare Other Services Recreational Warehousing Mixed Use 0.172 0.196 0.088 0.067 0.03 0.032 0.171 0.055 0.014 0.089 0.08

2005 2006 2007 2008 2009 June 2010 Northfield N/A N/A N/A N/A 40382 49657 Insurance Premium N/A N/A N/A N/A 2005 2006 2007 2008 2009 June 2010 Northfield 16105 13922 12797 24182 26118 30598 Home Equity Overview of Loan Portfolio 2005 2006 2007 2008 2009 June 2010 Northfield 52890 52124 44850 52158 44548 36703 Construction & Land Development 2005 2006 2007 2008 2009 June 2010 Northfield 127477 107572 95246 103128 90898 85871 One- to Four-Family Going forward: Expand home equity as economic environment improves Continue to develop insurance premium finance business

2009 Q1 2009 Q2 2009 Q3 2009 Q4 2010 Q1 2010 Q2 Other real estate owned 1071 993 933 1938 1533 1362 Non-accruing loans 13166 16016 19232 30914 31248 34007 TDRs on non-accrual status 9650 11494 11003 10717 13090 17417 TDRs on accruing status 2414 6838 7258 7250 8817 10708 Loans 90 days or more past-due and still accruing 1281 3483 5487 191 5710 77 Quarterly Credit Quality Trends Total non-performing loans as of June 30, 2010 are $51,501 NPLs/Loans were 6.66% as of June 30, 2010 NPAs/Assets were 2.39% as of June 30, 2010 (dollars in thousands)

Nine loans comprise 55% of total nonaccrual loans at June 30, 2010 Manufacturing & Warehouse (4 loans): $ 8,419 construction products $ 5,021 consumer products $ 2,945 fuel oil products $ 635* warehouse $17,020 Office Buildings (3 loans): $ 3,449 New York $ 2,428 New Jersey $ 1,914* New York $ 7,791 Service & Other (2 loans): $ 3,077 sports facility $ 405* $ 3,482 Total (9 loans): $28,293 Non-Accrual Loans *Single relationship As of June 30, 2010 (dollars in thousands) Commercial One- to Four-Family Construction and Land Multifamily Home Equity C&I Insurance Premium 40404 2118 5632 1942 181 1070 77 Non-Accrual Loan Composition

Addressing Delinquent Loans Increased staff in credit department and engaged third-party support Evaluate delinquent loans to determine appropriate carrying value; charging-off collateralized loans to estimated fair value (less estimated costs to sell) Evaluate borrower and collateral to determine whether to restructure or foreclose Establish reserves and charge-offs (performed by accounting department)

2005 2006 2007 2008 2009 June 2010 NFBK 1.24 1.23 1.33 1.49 2.11 2.47 Mid-Atlantic Peers (1) 1.08 0.98 0.97 1.1 1.34 1.41 Nationwide Peers (2) 1.16 1.12 1.12 1.37 1.76 1.94 Comparative Credit Metrics Net Charge-Offs / Average Loans 2005 2006 2007 2008 2009 YTD 2010 NFBK 0 0 0.2 0.38 0.37 0.28 Mid-Atlantic Peers (1) 0.04 0.06 0.08 0.14 0.39 0.35 Nationwide Peers (2) 0.1 0.1 0.14 0.38 0.91 0.76 (1) Includes publicly traded banks & thrifts in NJ, PA and NY with assets between $1 and $5 billion (2) Includes all nationwide publicly traded banks and thrifts with assets between $1 and $5 billion (3) Dollars in thousands Source-SNL Financial; Company documents Reserves / Gross Loans

Overview of Securities Portfolio Includes securities held-to-maturity with amortized cost of $5.8 million Vintage stated at par value, Rating stated at carrying value As of June 30, 2010 (dollars in thousands) 2002 2003 2004 2005 2006 10346 101016 9459 6178 5375 (Vintage, Amount, % of Total) AAA AA Baa2 CCC 119229 2489 6059 4788 (Rating, Amount, % of Total) Mortgage Backed Securities-Non GSE (2)

(1) Retail deposits exclude CDARS(r) deposits As of June 30, 2010 (dollars in thousands) Overview of Funding Sources Wholesale funding utilized to support lower-risk securities leverage opportunities Retail Deposits FHLB Repurchase Agreements Obligations under capital leases CDARS 0.745 0.063 0.141 0.001 0.05 Retail Deposits - $1,294,071(1) (r) Wholesale Funding- $442,957

2003 2004 2005 2006 2007 2008 2009 6/30/2010 Savings 1029222 1071002 900665 357185 317875 449302 564593 605828 CDs 282585 320691 387467 496413 402587 417585 524621 498714 CDARS 54752 86624 NOW 65855 94507 38578 40852 57555 64382 62904 72963 Non-Interest Bearing 89093 80364 81852 95339 99208 93170 110015 116566 82400 26600 Branch sales- $26.6 million Deposits utilized to purchase minority stock- $82.4 million (dollars in thousands) Note: CAGR represents growth between December 31, 2006 and June 30, 2010 Overview of Deposit Composition 10.0% CAGR (r)

2007 2008 2009 YTD 6/30/10 Savings, NOW, and MM 0.0079 0.0132 0.0107 0.0083 Certificates of Deposit 0.0435 0.0344 0.0239 0.016 Cost of Deposits Average 2.35% Average 2.04% Average 1.55% Average 1.10% Note: Weighted average cost of deposits includes average non-interest bearing transaction accounts of $96,796 in 2007, $94,499 in 2008, $99,950 in 2009, and $111,335 for 2010 (dollars in thousands)

2004 2005 2006 2007 2008 2009 YTD 6/30/2010 Avg. Interest-Earning Assets 1395 1433 1298 1286 1493 1792 1958.751 Net Interest Margin 0.0291 0.0294 0.0281 0.0287 0.0313 0.0316 0.0314 Avg. Spread 5yr Treasury to Effective Fed Funds 0.0208 0.0083 -0.0022 -0.0059 0.0088 0.0204 0.0217 (dollars in millions) Sustained Net Interest Margin

2005 2006 2007 2008 2009 YTD June 2010 NFBK 45.79 58.01 77.57 46.94 55.26 51.62 Mid-Atlantic Peers (2) 58.16 63.32 64.6 62.13 61.65 62.705 Nationwide Peers (3) 61.235 61.995 63.53 64.9 65.3 64.99 Efficiency Ratio(1) Disciplined Expense Management (1) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income (2) Includes publicly traded banks & thrifts in NJ, PA and NY with assets between $1 and $5 billion (3) Includes all nationwide publicly traded banks and thrifts with assets between $1 and $5 billion (4) Includes one-time contribution to charitable foundation associated with the initial public offering Source-SNL Financial; Company documents (4)

Strong Performance through the Economic Cycle (1) Includes a $2.51 million nontaxable gain for death benefit realized on bank owned life insurance (dollars in thousands) 2005 2006 2007 2008 2009 YTD June 2010 Net Income 13159 10842 10507 13331 12074 7567 BOLI 2500 Net Income (1)

Strong Performance Through the Economic Cycle Source-SNL Financial; Company documents Return on Average Assets 2005 2006 2007 2008 2009 YTD June 2010 Northfield 0.0088 0.008 0.0078 0.0101 0.0064 0.0074 SNL Thrift Index 0.0105 0.0081 -0.0011 -0.0061 0.0005 0.002 SNL Bank Index* 0.0133 0.0136 0.0084 -0.0023 0.0015 0.0061

Strong Performance Through the Economic Cycle Source-SNL Financial; Company documents 2004 2005 2006 2007 2008 2009 YTD June 2010 Northfield 0.1134 0.0863 0.0701 0.0527 0.0422 0.0309 0.0386 SNL Thrift Index 0.1238 0.1228 0.0897 -0.0118 -0.053 0.0048 0.0175 SNL Bank Index* 0.1494 0.1542 0.1564 0.0979 -0.027 0.0157 0.0648 Return on Average Equity

Strong franchise in an attractive market area Sustained performance even in a tough economic environment Demonstrated ability to utilize capital management tools Repurchased over 2 million shares in last 6 quarters Sixth quarterly cash dividend declared in August 2010 Total return of 40.6% from IPO to June 4, 2010(1) Favorable valuation Why Invest in Northfield (1) Date Company publicly announced second-step conversion transaction

Pricing Date NFBK Appraisal Group 9/13/2010 116.2 83.7 75.9 90.5 9/10/2010 114.3 83.7 75.9 90.5 9/9/2010 113.2 83.7 75.9 90.5 9/8/2010 112.6 83.7 75.9 90.5 9/7/2010 111.9 83.7 75.9 90.5 9/3/2010 114 83.7 75.9 90.5 9/2/2010 112 83.7 75.9 90.5 9/1/2010 112.6 83.7 75.9 90.5 8/31/2010 109.9 83.7 75.9 90.5 8/30/2010 108.9 83.7 75.9 90.5 8/27/2010 112.6 83.7 75.9 90.5 8/26/2010 110 83.7 75.9 90.5 8/25/2010 111.2 83.7 75.9 90.5 8/24/2010 109.5 83.7 75.9 90.5 8/23/2010 109.7 83.7 75.9 90.5 8/20/2010 111.3 83.7 75.9 90.5 8/19/2010 110.4 83.7 75.9 90.5 8/18/2010 112.8 83.7 75.9 90.5 8/17/2010 114 83.7 75.9 90.5 8/16/2010 113.1 83.7 75.9 90.5 8/13/2010 110.6 83.7 75.9 90.5 8/12/2010 111.5 83.7 75.9 90.5 8/11/2010 112.4 83.7 75.9 90.5 8/10/2010 116.9 83.7 75.9 90.5 8/9/2010 119.1 83.7 75.9 90.5 8/6/2010 117.7 83.7 75.9 90.5 8/5/2010 119.6 83.7 75.9 90.5 8/4/2010 121.4 83.7 75.9 90.5 8/3/2010 120.6 83.7 75.9 90.5 8/2/2010 121.4 83.7 75.9 90.5 7/30/2010 120.9 83.7 75.9 90.5 7/29/2010 121.9 83.7 75.9 90.5 7/28/2010 121.6 83.7 75.9 90.5 7/27/2010 123.5 83.7 75.9 90.5 7/26/2010 124.1 83.7 75.9 90.5 7/23/2010 123.1 83.7 75.9 90.5 7/22/2010 119.2 83.7 75.9 90.5 7/21/2010 114.5 83.7 75.9 90.5 7/20/2010 119.5 83.7 75.9 90.5 7/19/2010 117.9 83.7 75.9 90.5 7/16/2010 116.9 83.7 75.9 90.5 7/15/2010 121.8 83.7 75.9 90.5 7/14/2010 122.5 83.7 75.9 90.5 7/13/2010 123.5 83.7 75.9 90.5 7/12/2010 119 83.7 75.9 90.5 7/9/2010 120.9 83.7 75.9 90.5 7/8/2010 119.9 83.7 75.9 90.5 7/7/2010 119.1 83.7 75.9 90.5 7/6/2010 114.8 83.7 75.9 90.5 7/2/2010 116 83.7 75.9 90.5 7/1/2010 117 83.7 75.9 90.5 6/30/2010 115.8 83.7 75.9 90.5 6/29/2010 115.9 83.7 75.9 90.5 6/28/2010 119.4 83.7 75.9 90.5 6/25/2010 121.8 83.7 75.9 90.5 6/24/2010 117.5 83.7 75.9 90.5 6/23/2010 119.2 83.7 75.9 90.5 6/22/2010 119.8 83.7 75.9 90.5 6/21/2010 122 83.7 75.9 90.5 6/18/2010 123.3 83.7 75.9 90.5 6/17/2010 122.2 83.7 75.9 90.5 6/16/2010 121.2 83.7 75.9 90.5 6/15/2010 120.9 83.7 75.9 90.5 6/14/2010 118.6 83.7 75.9 90.5 6/11/2010 119.9 83.7 75.9 90.5 6/10/2010 119.3 83.7 75.9 90.5 6/9/2010 116.4 83.7 75.9 90.5 6/8/2010 116.9 83.7 75.9 90.5 6/7/2010 116.8 83.7 75.9 90.5 6/4/2010 116.7 83.7 75.9 90.5 6/3/2010 124.3 83.7 75.9 90.5 6/2/2010 123.3 83.7 75.9 90.5 6/1/2010 119.7 83.7 75.9 90.5 5/28/2010 123.2 83.7 75.9 90.5 5/27/2010 125.3 83.7 75.9 90.5 5/26/2010 121.2 83.7 75.9 90.5 5/25/2010 121.1 83.7 75.9 90.5 5/24/2010 120.4 83.7 75.9 90.5 5/21/2010 122.2 83.7 75.9 90.5 5/20/2010 121.6 83.7 75.9 90.5 5/19/2010 127.7 83.7 75.9 90.5 5/18/2010 129.7 83.7 75.9 90.5 5/17/2010 131.2 83.7 75.9 90.5 5/14/2010 131.4 83.7 75.9 90.5 5/13/2010 133.6 83.7 75.9 90.5 5/12/2010 134 83.7 75.9 90.5 5/11/2010 131.1 83.7 75.9 90.5 5/10/2010 128.3 83.7 75.9 90.5 5/7/2010 122 83.7 75.9 90.5 5/6/2010 124.4 83.7 75.9 90.5 5/5/2010 128 83.7 75.9 90.5 5/4/2010 128.6 83.7 75.9 90.5 5/3/2010 132.9 83.7 75.9 90.5 Valuation Versus Appraisal Peers (1) Source-SNL Financial; market data as of September 13, 2010; Index is weighted by market capitalization Peer group excludes NewAlliance Bancshares, Inc., which is the target of a merger announced August 19, 2010 (2) Based on financial data as of June 30, 2010; Source-appraisal report dated July 16, 2010 Appraisal Peer Group(1) 116.2% NFBK Minimum (2) 75.5% NFBK Midpoint (2) 83.2% NFBK Maximum (2) 90.0% Price / Tangible Book Value (%)

Appendix

Appendix - Overview of the Conversion Northfield-Federal Northfield Bancorp Ownership ViewPoint MHC Minority Holders East 57 43 Northfield Bancorp MHC MHC 57% Public Investors 43% Northfield Bank 56.6% Pre-Transaction Post-Transaction Northfield-Delaware Northfield Bancorp Ownership New Public Investors Current Minority Investors East 57 43 Northfield Bank Exchange Ratio Public Investors Public Investors Existing Public Investors 43% New Public Investors 57% 43.4% 100% 100.0% 100%

Appendix - Financial Profile Source-Company Documents

Appendix - Appraisal Peer Comparison(1) Financial data as of June 30, 2010; pricing data as of September 13, 2010 (1) Peer group companies selected by independent appraisal firm Peer group excludes NewAlliance Bancshares, Inc., which is the target of a merger announced August 19, 2010 Source-SNL Financial; Company documents

Appendix - Peer Comparison(1) Financial data as of June 30, 2010; pricing data as of September 13, 2010 (1) Includes selected thrifts in New York, New Jersey and Pennsylvania with assets between $1 and $5 billion Source-SNL Financial; Company documents

(1) Demographic data is provided by ESRI based primarily on US Census data. For non-census year data, ESRI uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by ESRI for some of the data presented. (2) Rate not seasonally adjusted for the period May 2009 - June 2010 (3) Source-SNL Financial, FDIC Summary of Deposits Deposit information is as of June 30, 2009 Appendix - Densely Populated and Attractive Market Area

Appendix - Experienced Management Team

Pricing Date NFBK SNL Thrift SNL Bank 11/8/2007 100 100 100 11/9/2007 105.799 102.86 100.45 11/12/2007 106.9 102.34 101.4 11/13/2007 109.9 106.1 106.58 11/14/2007 113 104.41 105.35 11/15/2007 116.7 101.13 101.68 11/16/2007 115.4 100.03 100.8 11/19/2007 110 96.33 97.8 11/20/2007 111.5 95.07 97.43 11/21/2007 107.5 93.24 96.12 11/23/2007 107.3 95.57 99.04 11/26/2007 105.5 90.81 95.24 11/27/2007 106 92.15 97.21 11/28/2007 107.5 95.8 101.89 11/29/2007 106.5 95.47 101.13 11/30/2007 106.8 99.35 104.29 12/3/2007 105 98.74 103.11 12/4/2007 105.7 95.98 101.61 12/5/2007 104.9 97.52 103.42 12/6/2007 105.2 101.05 105.54 12/7/2007 104.9 100.28 104.34 12/10/2007 106.5 103.2 106.84 12/11/2007 105.7 96.95 101.95 12/12/2007 106 94.39 100.14 12/13/2007 104.4 93.71 99.48 12/14/2007 104.4 91.4 97.56 12/17/2007 103.9 90.19 96.79 12/18/2007 99.8 90.77 96.85 12/19/2007 100 90.15 96.69 12/20/2007 99.6 90.72 96.15 12/21/2007 104.5 91.37 97.94 12/24/2007 108.4 91.91 99.25 12/26/2007 109 91.95 98.87 12/27/2007 104.9 90.1 96.35 12/28/2007 103 88.52 95.73 12/31/2007 108.2 89.6 96.05 1/2/2008 104.5 88.75 93.38 1/3/2008 100.8 87.92 92.92 1/4/2008 101.2 85.25 90.42 1/7/2008 101.2 85.72 91.03 1/8/2008 100.3 81.77 87.55 1/9/2008 102 80.92 88.93 1/10/2008 101.4 85.74 90.61 1/11/2008 101 84.98 90.33 1/14/2008 102.4 83.96 91.04 1/15/2008 102.1 82.03 87.23 1/16/2008 101.4 82.63 89 1/17/2008 101.3 79.47 85.23 1/18/2008 100.3 79.67 83.66 1/22/2008 100.2 82.79 86.09 1/23/2008 103 88.7 93.23 1/24/2008 101.9 89.2 94.34 1/25/2008 102.5 88.16 92.69 1/28/2008 104.5 90.63 96.15 1/29/2008 105.6 92.89 97.85 1/30/2008 103.8 92.95 97.59 1/31/2008 105.1 97.64 100.39 2/1/2008 104.5 100.94 102.3 2/4/2008 103.8 96.67 98.72 2/5/2008 102.6 93.97 94.76 2/6/2008 104.1 93.18 94.47 2/7/2008 105.1 95.48 96.19 2/8/2008 104.6 94.01 94.11 2/11/2008 102 92.7 93.41 2/12/2008 103.9 93.12 94.59 2/13/2008 105 93.42 95.51 2/14/2008 103.5 92.98 93.05 2/15/2008 103.8 93.1 93.54 2/19/2008 103.5 91.63 92.83 2/20/2008 101.7 93.19 94.11 2/21/2008 102.5 92.25 92.62 2/22/2008 102.9 92.6 93.94 2/25/2008 103.9 93.15 94.5 2/26/2008 104.9 93.35 94.53 2/27/2008 104.3 93.1 95.06 2/28/2008 103.4 90.69 92.01 2/29/2008 102.4 87.96 88.18 3/3/2008 102.2 86.24 86.98 3/4/2008 103.8 85.64 86 3/5/2008 101.7 84.37 85.12 3/6/2008 101.8 81.45 82.29 3/7/2008 101 80.51 82.7 3/10/2008 101.2 78.57 80.55 3/11/2008 103 84.6 87.17 3/12/2008 102.8 83.02 85.41 3/13/2008 103.3 85.07 85.56 3/14/2008 102.2 82.04 82.24 3/17/2008 100 80.5 82.18 3/18/2008 103.3 85.23 88.18 3/19/2008 102.4 83.29 86.86 3/20/2008 103 88.19 93.14 3/24/2008 103.3 88.69 93.74 3/25/2008 103.7 90.4 93.04 3/26/2008 103.5 87.64 89.6 3/27/2008 102.7 85.97 87.68 3/28/2008 100.9 84.32 85.75 3/31/2008 102.5 84.81 86.23 4/1/2008 104 88.65 92.63 4/2/2008 103.8 89.08 91.63 Favorable Performance In a Tough Economic Environment (1) As of September 13, 2010 (2) Date Company publicly announced second-step conversion transaction Source-SNL Financial Total return from IPO to 6/4/2010(2) = 40.6% Price Performance - 11/8/2007 to YTD 2010 (1)